Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of TriNet Group, Inc. on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated May 2, 2013 on our audits of the consolidated financial statements of Ambrose Employer Group, LLC and Subsidiary as of December 31, 2011 and 2012 and for each of the three years in the period ended December 31, 2012. We also consent to the reference to our firm under the caption “Experts” incorporated by reference in this Registration Statement.

/s/ CohnReznick LLP

New York, New York

September 11, 2014